UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 19, 2011
Date of Report (Date of earliest event reported)

PICO HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

California (State or other Jurisdiction of Incorporation or Organization)	33-36383 (Commission File Number)	94-2723335 (IRS Employer Identification No.)

7979 Ivanhoe Avenue, Suite 300
La Jolla, California  92037
(Address of principal executive offices) (Zip code)

Registrant's Telephone Number, Including Area Code:  (888) 389-3222

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 13, 2011, PICO Holdings, Inc., a California corporation (the “Company”) entered into an Amended and Restated Employment Agreement (the “Agreement”) with John R. Hart, the Company's President and Chief Executive Officer. The principal purpose of the Agreement is to extend the term of Mr. Hart's employment through December 31, 2014, since his previous employment agreement would terminate on December 31, 2012. The following description of the Agreement is qualified in its entirety by the terms set forth in the definitive agreement attached hereto as Exhibit 10.1.
Under the Agreement, Mr. Hart will continue to serve as President and Chief Executive Officer. The Agreement establishes Mr. Hart's initial base salary at $1,991,751, and provides for a cost of living adjustment, effective as of January 1 each year, in the same percentage as the average percentage increase applicable to the Company's other staff members, subject to Compensation Committee approval. The Agreement continues the incentive award arrangement of Mr. Hart's previous employment agreement, were he is eligible to receive a cash payment if the Company's book value per share increases more than 80% of the S&P 500 annualized total return for the five years ending on December 31 of the applicable year. If the Company's book value increases by more than the threshold amount, then Mr. Hart would receive a cash payment equal to 7.5% of the dollar increase in the Company's book value per share multiplied by the number of shares of Company stock outstanding at the beginning of the applicable year. If the Company terminates Mr. Hart's employment other than for “cause” (as defined in the Agreement) or if Mr. Hart resigns for “good reason” (as defined in the Agreement) or Mr. Hart's employment ends due to death or disability, he will be entitled to a prorated incentive award, which continues the arrangement under his previous employment agreement. Also, as was the case in the previous employment agreement, if Mr. Hart voluntarily terminates his employment, other than at the end of the term or for good reason, prior to the end of a year, he will not be entitled to payment of any incentive award for that year, unless otherwise specified by the Board of Directors. In the event Mr. Hart's employment is terminated for “cause”, he is entitled to receive only his base salary prorated to the date of termination and any accrued and unused vacation, vested benefits, vested equity interests and vested deferred compensation through the date of termination. If Mr. Hart's employment is terminated other than for “cause” or he resigns for “good reason”, he is entitled to receive a separation package consisting of: (i) an amount equal to the greater of (a) his base salary for the remaining term of the Agreement minus amounts previously paid to him as base salary, or (b) an amount equal to two times the base salary in effect at the date of termination; (ii) the prorated incentive award; (iii) immediate vesting of all previously unvested equity interests in the Company; and (iv) continuation of health benefits until his death or until he accepts health coverage from another employer. The Agreement also provides that no later than one year prior to the December 31, 2014 expiration of the term of the Agreement, the Company shall initiate negotiations with Mr. Hart regarding the extension of the Agreement. In the event that the Company and Mr. Hart are unable to reach an agreement regarding an extension, Mr. Hart is entitled to receive the amount he would have received in the event of the termination for cause, and the separation package described above.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement dated October 13, 2011 by and between PICO Holdings, Inc. and John R. Hart

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 19, 2011

PICO HOLDINGS, INC.

By: /s/ Maxim C.W. Webb

Maxim C. W. Webb
Executive Vice President and Chief Financial Officer